NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel

Executive Vice President

(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 7, 2013

POINT.360 ANNOUNCES SECOND FISCAL QUARTER AND FIRST HALF RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and six month periods ended December 31, 2012, including sales of $15.4 million for the six months, operating cash flow of $1.1 million and earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) of $1.1 million for the first half of fiscal 2013.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We have continued to generate positive operating cash flow even though revenues in the first half of fiscal 2013 were lower than in the prior year’s period. Our results have been affected by some seasonality and timing of television content releases, and we have seen a drop in revenue from domestic and foreign distribution of non-current programming. However, savings from consolidation of facilities and lower financing costs have been, and will continue to be, realized.”

Mr. Bagerdjian continued: “Within the next few months, we expect to open two new Movie>Q stores to test market a smaller physical distribution model. Since the lease costs of these stores have been previously absorbed by the existing three stores, incremental sales are expected to generate greater gross margins.”

Revenues

Revenue for the quarter ended December 31, 2012 totaled $7.7 million compared to $8.5 million in the same quarter last year. Revenues for the six months ended December 31, 2012 were $15.4 million compared to $17.5 million last year. Declines were due primarily to the timing of new television show introductions and lower content distribution orders by a major customer.

Gross Margin

In the second quarter of fiscal 2013, gross margin was $2.5 million (33% of sales), compared to $3.0 million (35% of revenues) in the prior year’s quarter. For the first half of fiscal 2013, gross margins were $5.2 million or (34% of revenues), compared to $6.5 million, or 37% of revenues in last year’s period.

Selling, General and Administrative and Other Expenses

For the second quarter of fiscal 2013, SG&A expenses were $2.9 million, or 38% of sales, compared to $3.0 million, or 35% of sales in the second quarter of last year. For the current six month period, SG&A expenses were $5.8 million (38% of sales), compared to $6.2 million (35% of sales) last year.

Interest expense was $0.1 million and $0.2 million for the three and six month periods ended December 31, 2012, respectively, and $0.2 million and $0.4 million in last year’s three and six month periods. The decrease was due to lower interest rates and amounts borrowed.

Other income in all periods includes sublease income and gain on sale of fixed assets. In the fiscal 2013 six month period, other income also included a $332,000 discount received on the payoff of a mortgage, offset by the write offs of $90,000 of deferred financing costs related to that mortgage and a $30,000 fee to terminate a revolving credit agreement.

Operating Income (Loss)

The operating loss was $0.4 million in the second quarter of fiscal 2013 compared to a $44,000 profit in last year’s second quarter. For the six months ended December 31, 2012, the operating loss was $0.6 million compared to operating income of $0.3 million last year.

Net Income (loss)

For the second quarter and first half of fiscal 2013, the Company reported net losses of $0.4 million ($0.04 per share) and $0.5 million ($0.05 per share), respectively, compared to net income of $51,000 ($0.00 per share) and $0.2 million ($0.02 per share) in the same periods last year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Six Months Ended
	December 31		December 31,
	2011	2012	2011	2012

Net income (loss)	$51,000	$(390,000)	$160,000	$(495,000)
Interest (net)	189,000	80,000	418,000	248,000
Income taxes	--	--	--	--
Depreciation & amortization	796,000	625,000	1,537,000	1,238,000
Other non-cash charges:
Bad debt expense	8,000	9,000	17,000	16,000
Stock based compensation	102,000	60,000	187,000	102,000

EBITDAN	$1,146,000	$384,000	$2,319,000	$1,109,000

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended December 31, 2011 and 2012:

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2012	2011	2012

Revenues	$8,542,000	$7,745,000	$17,511,000	$15,406,000
Cost of services sold	(5,513,000)	(5,221,000)	(11,039,000)	(10,174,000)

Gross profit	3,029,000	2,524,000	6,472,000	5,232,000
Selling, general and administrative expense	(2,985,000)	(2,910,000)	(6,164,000)	(5,843,000)

Operating income (loss)	44,000	(386,000)	308,000	(611,000)
Interest expense	(209,000)	(80,000)	(438,000)	(248,000)
Interest income	20,000	-	20,000	-
Other income	196,000	76,000	270,000	364,000

Income (loss) before income taxes	51,000	(390,000)	160,000	(495,000)
Benefit from income taxes	-	-	-	-
Net income loss	$51,000	$(390,000)	$160,000	$(495,000)

Income (loss) per share:
Basic:
Net loss	$-	$(0.04)	$0.02	$(0.05)
Weighted average number of shares	10,513,166	10,513,166	10,513,166	10,513,166
Diluted:
Net income loss	$-	$(0.04)	$0.02	$(0.05)
Weighted average number of shares including the dilutive effect of stock options	10,576,494	10,513,166	10,524,050	10,513,166

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2012	December 31, 2012
Working Capital	$4,261,000	$3,537,000
Property and equipment, net	17,475,000	16,757,000
Total assets	25,971,000	24,633,000
Current portion of long term debt	172,000	466,000
Long-term debt, net of current portion	9,236,000	8,400,000
Shareholder’s equity	10,231,000	9,838,000

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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